Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS RESOURCES ANNOUNCES UNDERWRITTEN OFFERING OF
COMMON STOCK AND WARRANTS
Lexington, Kentucky—May 12, 2010—NGAS Resources, Inc. (NASDAQ: NGAS) announced today that it has priced an underwritten offering of 3.96 million units, at a price to investors of $1.31 per unit for gross proceeds of approximately $5.2 million. After underwriting discounts and commissions and estimated offering expenses, NGAS expects to receive net proceeds of approximately $4.7 million. Each unit consists of one share of the company’s common stock and a warrant to buy 0.4 of a share of common stock. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants will be exercisable for four and one-half years, beginning on the issuance date, at an exercise price of $1.61 per common share. The offering is expected to close on or about May 17, 2010, subject to customary closing conditions.
Lazard Capital Markets LLC is acting as the sole book-running manager for this offering. Wunderlich Securities, Inc. is acting as a co-manager.
NGAS intends to use the net proceeds from the offering to reduce outstanding borrowings under its revolving credit facility and for working capital and other general corporate purposes.
The common stock and warrants are being offered under a registration statement previously filed and declared effective by the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement forming part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC in connection with this offering at 30 Rockefeller Plaza, 60th Floor, New York, New York or via telephone at (800) 542-0970.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities from NGAS Resources, Inc., nor shall it constitute an offer, solicitation, or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. Core assets include over 400,000 acres with interests in approximately 1,400 wells and an extensive inventory of potential horizontal drilling locations. NGAS operates the gas gathering facilities for its core Appalachian properties, providing deliverability directly from the wellhead to the interstate pipeline.
Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to the anticipated closing of the offering. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcomes of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include those detailed in the company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in the company’s expectations, except as required by law.